EXHIBIT 10.iii.(s)

IMC Global Inc.

Amended & Restated Management Deferred Compensation Plan

Master Plan Document

Effective February 1, 2002

Copyright © 2001
By Clark/Bardes Consulting - Compensation Resource Group,
A division of Clark/Bardes, Inc.
All Rights Reserved

TABLE OF CONTENTS

		Page
Purpose		1
ARTICLE 1	Definitions	1
ARTICLE 2	Selection, Enrollment, Eligibility	9
2.1	Selection by Committee	9
2.2	Enrollment Requirements	9
2.3	Eligibility; Commencement of Participation	9
2.4	Termination of Participation and/or Deferrals	9
ARTICLE 3	Deferral Commitments/Rollover Amounts/Company Contributions/Restoration Contribution Amounts/Restricted Stock Amounts/Stock Option Gain Amounts/Vesting/Crediting/Taxes	10
3.1	Minimum Deferrals	10
3.2	Maximum Deferral	10
3.3	Election to Defer; Effect of Election Form	11
3.4	Withholding of Annual Deferral Amounts	12
3.5	Rollover Amount	12
3.6	Annual Company Contribution Amount	12
3.7	Annual Restricted Stock Amount	13
3.8	Annual Restoration Contribution Amount	13
3.9	Annual Stock Option Gain Amount	13
3.10	Investment of Trust Assets	13
3.11	Vesting	13
3.12	Crediting/Debiting of Account Balances	14
3.13	FICA and Other Taxes	16
3.14	Distributions	16
ARTICLE 4	Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Election	16
4.1	Short-Term Payout	16
4.2	Other Benefits Take Precedence Over Short-Term	17
4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	17
4.4	Withdrawal Election	17
ARTICLE 5	Retirement Benefit	18
5.1	Retirement Benefit	18
5.2	Payment of Retirement Benefit	18
5.3	Death Prior to Completion of Retirement Benefit	18
ARTICLE 6	Pre-Retirement Survivor Benefit	19
6.1	Pre-Retirement Survivor Benefit	19
6.2	Payment of Pre-Retirement Survivor Benefit	19
ARTICLE 7	Termination Benefit	19
7.1	Termination Benefit	19
7.2	Payment of Termination Benefit	19
ARTICLE 8	Disability Waiver and Benefit	19
8.1	Disability Waiver	19
8.2	Continued Eligibility; Disability Benefit	20
ARTICLE 9	Beneficiary Designation	20
9.1	Beneficiary	20
9.2	Beneficiary Designation; Change; Spousal Consent	20
9.3	Acknowledgement	20
9.4	No Beneficiary Designation	20
9.5	Doubt as to Beneficiary	21
9.6	Discharge of Obligations	21
ARTICLE 10	Leave of Absence	21
10.1	Paid Leave of Absence	21
10.2	Unpaid Leave of Absence	21
ARTICLE 11	Termination, Amendment or Modification	21
11.1	Termination	21
11.2	Amendment	22
11.3	Plan Agreement	22
11.4	Effect of Payment	22
ARTICLE 12	Administration	22
12.1	Committee Duties	22
12.2	Administration Upon Change In Control	23
12.3	Agents	23
12.4	Binding Effect of Decisions	23
12.5	Indemnity of Committee	23
12.6	Employer Information	23
ARTICLE 13	Other Benefits and Agreements	24
13.1	Coordination with Other Benefits	24
ARTICLE 14	Claims Procedures	24
14.1	Presentation of Claim	24
14.2	Notification of Decision	24
14.3	Review of a Denied Claim	24
14.4	Decision on Review	25
14.5	Legal Action	25
ARTICLE 15	Trust	25
15.1	Establishment of the Trust	25
15.2	Interrelationship of the Plan and the Trust	25
15.3	Distributions From the Trust	25
ARTICLE 16	Miscellaneous	26
16.1	Status of Plan	26
16.2	Unsecured General Creditor	26
16.3	Employer's Liability	26
16.4	Nonassignability	26
16.5	Not a Contract of Employment	26
16.6	Furnishing Information	26
16.7	Terms	27
16.8	Captions	27
16.9	Governing Law	27
16.10	Notice	27
16.11	Successors	27
16.12	Spouse's Interest	27
16.13	Validity	27
16.14	Incompetent	27
16.15	Court Order	28
16.16	Distribution in the Event of Taxation	28
16.17	Insurance	28
16.18	Legal Fees to Enforce Rights After Change in Control	28

IMC GLOBAL INC.
AMENDED AND RESTATED
MANAGEMENT DEFERRED COMPENSATION PLAN
Effective February 1, 2002

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of IMC Global Inc., a Delaware corporation, and its subsidiaries, if any, that participate in this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Amended and Restated Management Deferred Compensation Plan supercedes in its entirety the IMC Global Inc. Voluntary Nonqualified Deferred Compensation Plan for Executives (hereinafter, the "Predecessor Plan") for any and all participants in the Predecessor Plan who are currently employed by Company as of the effective date of this Plan; provided, however, that all other participants in the Predecessor Plan will continue to be participants in such Predecessor Plan, and will have no rights under this Plan. Any and all balances accrued by current Employees of Company under the Predecessor Plan and/or certain other amounts as specifically described in Section 3.5 of this Plan shall be subject to the terms and conditions of this Plan and shall be referred to as the "Rollover Amount."

ARTICLE 1
Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance, (iii) the Restoration Contribution Account balance, (iv) the Restricted Stock Account balance, and (v) the Stock Option Gain Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2 "Annual Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.3 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, and Bonus that a Participant defers in accordance with Article 3 for any one Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4 "Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) all or any applicable portion of the Annual Deferral Amount, plus amounts credited or debited thereon in accordance with this Plan, calculated as of the close of business on the last business day preceding the Short-Term Payout date selected by the Participant pursuant to Section 4.1, or (ii) the vested Account Balance of the Participant calculated as of the close of business on the last business day preceding the Retirement Benefit payment date selected by the Participant pursuant to Section 5.2. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition. The first annual installment payment shall be paid no later than sixty (60) days after the date on which the first benefit payment hereunder is triggered in accordance with Section 4.1 or Section 5.2. Remaining annual installments shall be paid no later than sixty (60) days after the anniversary date of prior annual installment payments. Shares of Stock that shall be distributable from the Stock Option Gain Account and the Restricted Stock Account shall be distributable in shares of actual Stock in the same manner previously described. However, the Committee may, in its sole discretion, (i) adjust the annual installments in order to distribute whole shares of actual Stock and/or (ii) accelerate the distribution of such actual shares of Stock by payment of a lump sum.

1.5" Annual Restoration Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.8.

1.6 "Annual Restricted Stock Amount" shall mean, with respect to a Participant for any one Plan Year, the amount of Restricted Stock deferred in accordance with Section 3.7 of this Plan, calculated using the closing price of Stock at the end of the business day closest to the date such Restricted Stock would otherwise vest, but for the election to defer.

1.7 "Annual Stock Option Gain Amount" shall mean, with respect to a Participant for any one Plan Year, the portion of Qualifying Gains deferred with respect to an Eligible Stock Option exercise, in accordance with Section 3.9 of this Plan.

1.8 "Base Annual Salary" shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.9 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.10 "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.11 "Board" shall mean the board of directors of the Company.

1.12 "Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer's bonus and cash incentive plans, or any other bonus arrangement designated by the Committee, excluding stock options and restricted stock.

1.13 "Change in Control" of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a) The acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (C) of this Section 1.13;

(b) Individuals who, as of the effective date of this Plan, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the effective date of this Plan, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) Approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) The consummation of a plan of complete liquidation or dissolution of the Company.

1.14 "Claimant" shall have the meaning set forth in Section 14.1.

1.15 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16 "Committee" shall mean the committee described in Article 12.

1.17 "Company" shall mean IMC Global Inc., a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.18 "Company Contribution Account" shall mean (i) the sum of the Participant's Annual Company Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant's Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Contribution Account.

1.19 "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.12 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.20 "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.21 "Disability" shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Participant's Employer's long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Participant's Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.22 "Disability Benefit" shall mean the benefit set forth in Article 8.

1.23 "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.24 "Eligible Stock Option" shall mean one or more non-qualified stock option(s) selected by the Committee in its sole discretion and exercisable under a plan or arrangement of IMC Global Inc. or any Employer permitting a Participant under this Plan to defer gain with respect to such option.

1.25 "Employee" shall mean a person who is an employee of any Employer.

1.26 "Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a participating Employer.

1.27 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.28 "First Plan Year" shall mean the period beginning February 1, 2002 and ending December 31, 2002.

1.29 "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.30 "Plan" shall mean the Company's Amended and Restated Management Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.31 "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.32 "Plan Year" shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.33 "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in Article 6.

1.34 "Qualifying Gain" shall mean the incremental value inuring to a Participant upon the exercise of an Eligible Stock Option, using a Stock-for-Stock payment method, during any Plan Year. For purposes of this section, the phrase "Stock-for-Stock payment method" shall, in all events, be limited to the Participant's delivery of a properly executed statement in which he or she attests to ownership of the number of shares required to exercise the Eligible Stock Option, rather than actual delivery of such shares. Such incremental value shall be deliverable to the Participant in the form of additional shares of Stock and shall be computed as follows: (i) the total fair market value of the shares of Stock held/acquired as a result of the exercise of an Eligible Stock Option using a Stock-for-Stock payment method, minus (ii) the total exercise price. For example, assume a Participant elects to exercise an Eligible Stock Option to purchase 1,000 shares of Stock at an exercise price of $20 per share (i.e., a total exercise price of $20,000), when the Stock has a current fair market value of $25 per share (i.e., a total current fair market value of $25,000) and elects to defer one hundred (100) percent of the Qualifying Gain (i.e., $5,000). Using the Stock-for-Stock payment method, the Participant would deliver a properly executed statement attesting to ownership of 800 shares of Stock (worth $20,000 at exercise) to exercise the Eligible Stock Option and would receive, in return, 800 shares of Stock (worth $20,000 at exercise) plus a Qualifying Gain, in the form of an unfunded and unsecured promise by the Company for 200 additional shares of Stock in the future (worth $5,000 at exercise). The number of additional shares of Stock deliverable to the Participant in the future as a result of the Qualifying Gain shall be fixed and determined as of the date of the exercise of the Eligible Stock Option using the closing price of the Stock as of the end of the business day closest to the date of such exercise.

1.35 "Quarterly Installment Method" shall mean a quarterly installment payment over the number of quarters selected by the Participant in accordance with this Plan, calculated as follows: (i) all or any applicable portion of the Annual Deferral Amount, plus amounts credited or debited thereon in accordance with this Plan, calculated as of the close of business on the last business day preceding the Short-Term Payout date selected by the Participant pursuant to Section 4.1, or (ii) the vested Account Balance of the Participant calculated as of the close of business on the last business day preceding the Retirement Benefit payment date selected by the Participant pursuant to Section 5.2. The quarterly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of quarterly payments due the Participant. By way of example, if the Participant elects to receive quarterly installments over a forty (40) quarter period, the first payment shall be 1/40 of the vested Account Balance, calculated as described in this definition. The following quarter, the payment shall be 1/39 of the vested Account Balance, calculated as described in this definition. The first quarterly installment shall be paid no later than sixty (60) days after the date on which the first benefit payment hereunder is triggered in accordance with Section 4.1 or Section 5.2. Remaining quarterly installments shall be paid no later than thirty (30) days after the first business day of the applicable quarter. Shares of Stock that shall be distributable from the Stock Option Gain Account and the Restricted Stock Account shall be distributable in shares of actual Stock in the same manner as previously described. However, the Committee may, in its sole discretion, (i) adjust the quarterly installments in order to distribute whole shares of actual Stock and/or (ii) accelerate the distribution of such actual shares of Stock by payment of a lump sum.

1.36 "Restoration Contribution Account" shall mean (i) the sum of the Participant's Annual Restoration Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Restoration Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Restoration Contribution Account.

1.37 "Restoration Plan" shall be that certain IMC Global Inc. 1998 Restoration Plan, as amended from time to time, adopted by the Company.

1.38 "Restricted Stock" shall mean rights to receive unvested shares of restricted stock selected by the Committee in its sole discretion and awarded to the Participant under any IMC Global Inc. stock incentive plan.

1.39 "Restricted Stock Account" shall mean the aggregate value, measured on any given date, of (i) the number of shares of Restricted Stock deferred by a Participant as a result of all Annual Restricted Stock Amounts, less (ii) the number of shares of Restricted Stock previously distributed to the Participant or his or her Beneficiary pursuant to this Plan. This portion of the Participant's Account Balance shall only be distributable in actual shares of Stock.

1.40 "Retirement", "Retire(s)" or "Retired" shall mean severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after (a) the attainment of age sixty-five (65) or (b) qualifying under any "retirement" or "early retirement" provision in any Company-sponsored or Employer-sponsored qualified plan, as determined by the Committee in its sole discretion.

1.41 "Retirement Benefit" shall mean the benefit set forth in Article 5.

1.42 "Rollover Amount" means the amount determined in accordance with Section 3.5.

1.43 "Short-Term Payout" shall mean the payout set forth in Section 4.1.

1.44 "Stock" shall mean IMC Global Inc. common stock, $1.00 par value, or any other equity securities of the Company designated by the Committee.

1.45 "Stock Option Gain Account" shall mean the aggregate value, measured on any give date, of (i) the number of shares of Stock deferred by a Participant as a result of all Annual Stock Option Gain Amounts, less (ii) the number of such shares of Stock previously distributed to the Participant or his Beneficiary pursuant to this Plan. This portion of the Participant's Account Balance shall only be distributable in actual shares of Stock.

1.46 "Termination Benefit" shall mean the benefit set forth in Article 7.

1.47 "Termination of Employment" shall mean the severing of employment with all Employers and/or non-participating affiliates of the Company, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.48 "Trust" shall mean one or more trusts established pursuant to that certain Master Trust Agreement, dated as of ________, 2002 between the Company and the trustee named therein, as amended from time to time.

1.49 "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.50 "Years of Plan Participation" shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Termination of Employment (determined without regard to whether deferral elections have been made by the Participant for any Plan Year). Any partial year shall not be counted. Notwithstanding the previous sentence, a Participant's first Plan Year of participation shall be treated as a full Plan Year for purposes of this definition, even if it is only a partial Plan Year of participation.

1.51 "Years of Service" shall mean the total number of full years in which a Participant has been in the continuous employment of one or more Employers and/or non-participating affiliates of the Company. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to the number of Years of Service a Participant shall be deemed to have completed, including whether any partial year of employment shall be counted.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1 Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within thirty (30) days after he or she is selected to participate in the Plan unless such due date is otherwise waived by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4 Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant's then vested Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan.

ARTICLE 3
Deferral Commitments/Rollover Amounts/Company Contributions/Restoration Contribution Amounts/Restricted Stock Amounts/Stock Option Gain Amounts/Vesting/Crediting/Taxes

3.1 Minimum Deferrals.

(a) Base Annual Salary and Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Bonus in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary and/or Bonus	$2,000 aggregate

If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.

(b) Annual Restricted Stock Amount. For each grant of Restricted Stock, a Participant may elect to defer, as his or her Annual Restricted Stock Amount, Restricted Stock in the following minimum amount:

Deferral	Minimum Percentage
Restricted Stock	0%

If no election is made, the amount deferred shall be zero.

(c) Annual Stock Option Gain Amount. For each Eligible Stock Option, a Participant may elect to defer, as his or her Annual Stock Option Gain Amount, the following minimum percentage of Qualifying Gain with respect to exercise of the Eligible Stock Option:

Deferral	Minimum Percentage
Qualifying Gain	0%

If no election is made, the amount deferred shall be zero.

(d) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the minimum Base Annual Salary deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2 Maximum Deferral.

(a) Base Annual Salary and Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Bonus up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	75%
Bonus	100%

(b) Annual Restricted Stock Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Restricted Stock Amount, Restricted Stock in the following maximum percentage:

Deferral	Maximum Percentage
Restricted Stock	100%

(c) Annual Stock Option Gain Amount. For each Eligible Stock Option, a Participant may elect to defer, as his or her Annual Stock Option Gain Amount, Qualifying Gain up to the following maximum percentage with respect to exercise of the Eligible Stock Option:

Deferral	Maximum Percentage
Qualifying Gain	100%

Annual Stock Option Gain Amounts may also be limited by other terms or conditions set forth in the stock option plan or agreement under which such options are granted.

(d) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the maximum Annual Deferral Amount with respect to Base Annual Salary, and/or Bonus shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement, Election Form and Beneficiary Designation Form to the Committee for acceptance.

3.3 Election to Defer; Effect of Election Form.

(a) First Plan Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b) Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c) Stock Option Deferral. For an election to defer gain upon an Eligible Stock Option exercise to be valid: (i) a separate Election Form must be completed and signed by the Participant with respect to the Eligible Stock Option; (ii) the Election Form must be timely delivered to the Committee and accepted by the Committee at least six (6) months prior to the date the Participant elects to exercise the Eligible Stock Option; (iii) the Eligible Stock Option must be exercised using the "Stock-for-Stock payment method"; and (iv) the Stock constructively delivered by the Participant to exercise the Eligible Stock Option must have been owned by the Participant during the entire six (6) month period prior to its delivery.

(d) Restricted Stock. For an election to defer Restricted Stock to be valid: (i) a separate irrevocable Election Form must be completed and signed by the Participant, with respect to such Restricted Stock; and (ii) such Election Form must be timely delivered to the Committee and accepted by the Committee at least six (6) months prior to the date such Restricted Stock vests under the terms of the IMC Global Inc. stock incentive plan.

3.4 Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5 Rollover Amount. With respect to Participants who participated in the Predecessor Plan and/or the Restoration Plan and who are active Employees as of the effective date of this Plan, an amount equal to their "account" as set forth in such Predecessor Plan and/or Restoration Plan, valued as of the effective date of this Plan, shall be the Rollover Amount. The Rollover Amount shall be comprised of elective deferrals accumulated under the Predecessor Plan and restoration contributions accumulated under the Restoration Plan, and shall retain their character as elective deferrals and restoration contributions under this Plan. Such Rollover Amount shall be credited to the Participant's Deferral Account and/or Restoration Contribution Account, as applicable, under this Plan on the effective date of this Plan and shall be subject to the terms and conditions of this Plan. Contributions accumulated under the Predecessor Plan and/or Restoration Plan shall remain fully vested. Any Participant with a Rollover Amount shall have no right to demand distribution of such amounts other than as specifically provided for herein.

3.6 Annual Company Contribution Amount.

(a) For each Plan Year, an Employer may be required to credit amounts to a Participant's Company Contribution Account in accordance with employment or other agreements entered into between the Participant and the Employer. Such amounts shall be credited on the date or dates prescribed by such agreements.

(b) For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount described in this Section 3.6(b), if any, shall be credited as of the last day of the Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement or death while employed, the Annual Company Contribution Amount for that Plan Year shall be zero.

3.7 Annual Restricted Stock Amount. Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, Restricted Stock, which amount shall be for that Participant the Annual Restricted Stock Amount for that Plan Year. The portion of any Restricted Stock deferred shall, at the time the Restricted Stock would otherwise vest under the terms of the IMC Global Inc. stock incentive plan, but for the election to defer, be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock in the future.

3.8 Annual Restoration Contribution Amount. Subject to the terms and provisions of the Restoration Plan, the Committee may, in its sole discretion, credit amounts to this Plan in lieu of the Restoration Plan, which amounts shall be for such Participants the Annual Restoration Contribution Amount for the applicable Plan Year. The Annual Restoration Contribution Amounts credited under this Plan shall at all times be computed in accordance with the terms and provisions of the Restoration Plan; however, once such amounts are credited under this Plan, the Annual Restoration Contribution Amounts shall be subject to the terms and conditions of this Plan.

3.9 Annual Stock Option Gain Amount. Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, all or some portion of Qualifying Gains attributable to an Eligible Stock Option exercise, which amount shall be for that Participant the Annual Stock Option Gain Amount for that Plan Year. The portion of any Qualifying Gains shall be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock in the future. Such shares of Stock would otherwise have been delivered to the Participant, pursuant to the Eligible Stock Option exercise, but for the Participant's election to defer.

3.10 Investment of Trust Assets. The Trustee (as that term is defined in the Trust) of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.11 Vesting.

(a) A Participant shall at all times be 100% vested in his or her Deferral Account, Restricted Stock Account, and Stock Option Gain Account.

(b) A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in his or her Company Contribution Account in accordance with the schedule declared by the Committee in its sole discretion.

(c) A Participant shall be vested in his or her Restoration Contribution Account only to the extent that the Participant would be vested in such amounts under the provisions of the Restoration Plan.

(d) Notwithstanding anything to the contrary contained in this Section 3.11, in the event of a Change in Control, termination of the Plan and/or the Participant's Retirement, a Participant's Company Contribution Account and Restoration Contribution Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

(e) Notwithstanding subsection 3.11(d) above, the vesting schedule for a Participant's Company Contribution Account and Restoration Contribution Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that all of a Participant's Company Contribution Account and/or Restoration Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee's calculations with respect to the application of Section 280G. In such case, the Committee must provide to the Participant within 15 business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the "Accounting Firm"). The opinion shall state the Accounting Firm's opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

3.12 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a) Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.12(c) below) to be used to determine the amounts to be credited or debited to his or her Account Balance. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b) Proportionate Allocation. In making any election described in Section 3.12(a) above, the Participant shall specify on the Election Form, in increments of one percentage points (1%), the percentage of his or her Account Balance, excluding the portion of the Account Balance attributable to the Restricted Stock Account and the Stock Option Gain Account, to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance). As described in 3.12(d) below, a Participant's Restricted Stock Account and Stock Option Gain Account shall be deemed at all times to be invested in the IMC Global Stock Unit Fund.

(c) Measurement Funds. The Participant may elect one or more of the following measurement funds listed at Appendix A, based on certain mutual funds (the "Measurement Funds"), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

(d) IMC Global Stock Unit Fund. A Participant's Restricted Stock Account and Stock Option Gain Account will be automatically allocated to the IMC Global Stock Unit Fund as the Measurement Fund. Participants may not select any other Measurement Fund to be used to determine the amounts to be credited or debited to their Restricted Stock Account or Stock Option Gain Account. Furthermore, no other portion of the Participant's Account Balance can be either initially allocated or re-allocated to the IMC Global Stock Unit Fund.

(e) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, such performance being determined by the Committee in its sole discretion.

(f) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.13 FICA and Other Taxes.

(a) Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.13.

(b) Other Accounts. When a participant becomes vested in a portion of his or her Company Contribution Account and/or Annual Restoration Contribution Account, the Participant's Employer(s) shall withhold from the Participant's Base Annual Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant's Company Contribution Account, as applicable, in order to comply with this Section 3.13.

(c) Annual Restricted Stock Amounts and Annual Stock Option Gain Amounts. For each Plan Year in which an Annual Restricted Stock Amount or Annual Stock Option Gain Amount is being first withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Bonus, Restricted Stock and Qualifying Gains that are not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Stock Option Gain Amount or Annual Restricted Stock Amount. If necessary, the Committee may reduce the Annual Stock Option Gain Amount or the Annual Restricted Stock Amount in order to comply with this Section 3.13.

3.14 Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4
Short-Term Payout; Unforeseeable Financial Emergencies;
Withdrawal Election

4.1 Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan with respect to all or a portion of such Annual Deferral Amount. Subject to the Deduction Limitation, the Participant shall elect on an Election Form to receive the Short-Term Payout (i) in a lump sum payment, (ii) pursuant to an Annual Installment Method of up to fifteen (15) years or (iii) pursuant to a Quarterly Installment Method of up to sixty (60) quarters. The Short-Term Payout amount shall be equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Short-Term Payout plus amounts credited or debited in the manner provided in Section 3.12 above on that amount, determined at the time that the Short-Term Payout becomes payable. Each Short-Term Payout elected shall be paid out, or installment payments shall commence, during a sixty (60) day period immediately after the first day of any Plan Year designated by the Participant. In all events, the Short-Term Payout date selected by the Participant must be at least two Plan Years after the end of the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a two year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2002, the two year Short-Term Payout would become payable during a sixty (60) day period commencing January 1, 2005. A Participant may elect to change to an allowable alternative payout period (e.g., of up to 15 years or of up to 60 quarters) or an allowable alternative payout date in accordance with this Section 4.1 by submitting a new Election Form to the Committee, subject to the following:

(a) Such Election Form must be submitted and accepted by the Committee in its sole discretion on or before the December 31 which precedes both the Participant's existing Short-Term Payout date and the revised Short-Term Payout date, if applicable; provided, however, such Election Form must, in all events, be submitted and accepted by the Committee at least 6 months prior to both the Participant's existing Short-Term Payout date and the revised Short-Term Payout date, if applicable.

(b) The revised Short-Term Payout date must be at least two Plan Years after the end of the Plan Year in which the Annual Deferral Amount was originally deferred.

In addition, subject to the terms and conditions of this Section 4.1, Section 4.2 and all other provisions of this Plan, any similar elections made pursuant to the terms of the Predecessor Plan, shall be deemed to remain in effect under this Plan. The distribution date selected by a Participant in connection with such election(s) under the Predecessor Plan shall remain binding on the parties. The Committee shall, in its discretion, determine how any amounts deferred under the Predecessor Plan shall be treated pursuant to the language of Article 4 and the Plan.

4.2 Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of (i) the Participant's vested Account Balance, excluding the portion of the Account Balance attributable to the Restricted Stock Account and the Stock Option Gain Account, calculated as if such Participant were receiving a Termination Benefit, or (ii) the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval.

4.4 Withdrawal Election. A Participant (or, after a Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her vested Account Balance, excluding the portion of the Account Balance attributable to the Restricted Stock Account and the Stock Option Gain Account, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. No partial withdrawals of the Account Balance shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within sixty (60) days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall be suspended for the remainder of the Plan Year in which the withdrawal is elected and for one (1) full Plan Year thereafter.

ARTICLE 5
Retirement Benefit

5.1 Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance.

5.2 Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit (i) in a lump sum, (ii) pursuant to an Annual Installment Method of up to fifteen (15) years or (iii) pursuant to a Quarterly Installment Method of up to sixty (60) quarters. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days from either (i) the date on which the Participant Retires, or (ii) the one year anniversary of the date on which the Participant Retired, as elected in advance, by the Participant. The Participant may change his or her election to an allowable alternative payout period (e.g., of up to 15 years or of up to 60 quarters) or an allowable alternative payout date in accordance with this Section 5.2 by submitting a new Election Form to the Committee. Such Election Form must be submitted and accepted by the Committee in its sole discretion on or before the December 31 which precedes both the Participant's existing Retirement Benefit payment date and the revised Retirement Benefit payment date, if applicable; provided, however, such Election Form must, in all events, be submitted and accepted by the Committee at least 6 months prior to both the Participant's existing Retirement Benefit payment date and the revised Retirement Benefit payment date, if applicable. The Election Form most recently accepted by the Committee shall govern the form and the timing of the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, or if the Participant's Account Balance at the time of Retirement is less than $5,000, then such benefit shall be payable in a lump sum.

5.3 Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's Beneficiary shall receive a lump sum payment that is equal to the Participant's unpaid remaining vested Account Balance no later than sixty (60) days after the Committee is provided with proof that is satisfactory to the Committee of the Participant's death.

ARTICLE 6
Pre-Retirement Survivor Benefit

6.1 Pre-Retirement Survivor Benefit. The Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's vested Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2 Payment of Pre-Retirement Survivor Benefit. The Pre-Retirement Survivor Benefit shall be paid to the Participant's Beneficiary in a lump sum payment no later than sixty (60) days after the Committee is provided with proof that is satisfactory to the Committee of the Participant's death.

ARTICLE 7
Termination Benefit

7.1 Termination Benefit. The Participant shall receive a Termination Benefit, which shall be equal to the Participant's vested Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

7.2 Payment of Termination Benefit. The Participant shall receive his or her Termination Benefit in a lump sum payment no later than sixty (60) days after the date on which the Committee determines that the Participant is owed such benefits.

ARTICLE 8
Disability Waiver and Benefit

8.1 Disability Waiver.

(a) Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be (i) excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary, and/or Bonus for the Plan Year during which the Participant first suffers a Disability and (ii) excused from fulfilling any existing unvested Restricted Stock or unexercised Eligible Stock Option commitments. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b) Return to Work. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount, Annual Stock Option Gain Amount, Annual Restricted Stock Amount and Annual Restoration Contribution Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2 Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed, and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her vested Account Balance at the time of the Committee's determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5. The Disability Benefit shall be paid in a lump sum within sixty (60) days of the Committee's exercise of such right. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 9
Beneficiary Designation

9.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10
Leave of Absence

10.1 Paid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 11
Termination, Amendment or Modification

11.1 Termination. The Committee reserves the right to terminate the Plan at any time with respect to any or all of the Employers. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer, shall terminate and their vested Account Balances, determined (i) as if they had experienced a Termination of Employment on the date of Plan termination; or (ii) if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination. Such benefits shall be paid to the Participants in a lump sum payment no later than fifteen (15) days after the date on which the Plan was terminated. Any payment made shall be subject to the Deduction Limitation. The termination of the Plan shall not adversely affect any Participant or Beneficiary who is receiving the payment of any benefits under the Plan as of the date of termination; provided however, that the Committee shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the vested Account Balance in a lump sum or pursuant to (i) an Annual Installment Method using fewer years or (ii) a Quarterly Installment Method using fewer quarters (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.2 Amendment. The Committee may, at any time, amend or modify the Plan in whole or in part with respect to any Employer; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who is receiving the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Committee shall have the right to accelerate installment payments by paying the vested Account Balance in a lump sum or pursuant to (i) an Annual Installment Method using fewer years or (ii) a Quarterly Installment Method using fewer quarters (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.3 Plan Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Committee may only amend or terminate such provisions with the consent of the Participant.

11.4 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

ARTICLE 12
Administration

12.1 Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan and are listed at Appendix B. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan, and (iii) waive or deem satisfied any requirements for either participation in the Plan or for payment of benefits pursuant to the provisions of this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2 Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the "Administrator" at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the "Administrator" shall be an independent third party selected by the Trustee of the Trust and approved by the individual who, immediately prior to the Change in Control, was the Company's Chief Executive Officer or, if not so identified, the Company's highest ranking officer (the "Ex-CEO"). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney's fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

12.3 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6 Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 13
Other Benefits and Agreements

13.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14
Claims Procedures

14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth in Section 14.3 below.

14.3 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

14.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

14.5 Legal Action. A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15
Trust

15.1 Establishment of the Trust. In order to provide assets from which to fulfill the obligations to the Participants and their beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan.

15.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3 Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 16
Miscellaneous

16.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3 Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles.

16.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

IMC Global Inc.
100 S. Saunders Road, Suite 300
Lake Forest, IL 60045-2561

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.12 Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.13 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

16.16 Distribution in the Event of Taxation.

(a) In General. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the Trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid vested Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b) Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

16.17 Insurance. The Employers, on their own behalf or on behalf of the Trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the Trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

16.18 Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant's Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the Company has signed this Plan document as of __________, 2001.

"Company"
IMC Global Inc., a Delaware corporation

By: __________________________________
Title: _________________________________

APPENDIX A

  Fidelity Magellan Fund
  Putnam International Growth Fund
  Putnam Investors Fund
  Putnam S&P 500 Index Fund
  T. Rowe Price Small Cap Stock Fund
  Putnam Equity Income Fund
  Vanguard Windsor II Fund
  PIMCO Total Return Fund
  Stable Value Fund
  Putnam Asset Allocation: Growth Portfolio
  Putnam Asset Allocation: Balanced Portfolio
  Putnam Asset Allocation: Conservative Portfolio
  IMC Global Stock Unit Fund

APPENDIX B

Stephen P. Malia, Senior Vice President of Human Resources
J. Reid Porter, Chief Financial Officer
Mary Ann Hynes, General Counsel
E. Paul Dunn, Treasurer